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                                                                      EXHIBIT 12

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES
      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (Dollars in millions, except ratios)

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

                                                  Nine Months
                                                     ended
                                                    June 30                 Years ended September 30
                                                  -----------  ---------------------------------------------------
                                                     1999        1998       1997       1996       1995       1994
                                                    ------     -------    -------     ------    -------     ------
Earnings:
   Pre-tax income from continuing operations        $127.3      $168.0     $117.0     $279.8     $256.0     $118.3
   Distributed income of affiliated companies          7.6         7.5       10.4       11.2       11.7        5.6
   Add fixed charges:
      Interest on indebtedness                        34.3        42.0       43.2       41.7       35.6       41.7
      Portion of rents representative of
         the interest factor                           3.8         5.1        4.9        4.8        5.5        5.9
                                                    ------      ------     ------     ------     ------     ------
   Income as adjusted                               $173.0      $222.6     $175.5     $337.5     $308.8     $171.5

Fixed charges:
   Interest on indebtedness                         $ 34.3      $ 42.0     $ 43.2     $ 41.7     $ 35.6     $ 41.7
   Portion of rents representative of
      the interest factor                              3.8         5.1        4.9        4.8        5.5        5.9
                                                    ------      ------     ------     ------     ------     ------
      Total fixed charges                           $ 38.1      $ 47.1     $ 48.1     $ 46.5     $ 41.1     $ 47.6

      Ratio of earnings to fixed charges               4.5         4.7        3.6        7.3        7.5        3.6
                                                    ======      ======     ======     ======     ======     ======
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